EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements (No. 333-61180, No. 333-61160, No. 333-145771, No. 333-168871, and No. 333-204163) on Form S-8 of GlobalSCAPE, Inc., of our report dated June 14, 2018, relating to our audit of the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in this Annual Report on Form 10-K of GlobalSCAPE, Inc. for the year ended December 31, 2017. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2017.

/s/ WEAVER AND TIDWELL LLP
Austin, Texas
 June 14, 2018